Exhibit 10.20

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) dated as of February 6, 2018, is made by and between 25 Corporate Drive, LLC, a Delaware limited liability company (“Landlord”), and Everbridge, Inc., a Delaware corporation (“Tenant”).

Background

A.Pursuant to the provisions of that certain Lease dated as of December 16, 2016 between Burlington Centre Owner LLC ("Initial Landlord") and Tenant (the "Existing Lease"), Tenant leased from Initial Landlord, and Initial Landlord leased to Tenant a space containing approximately 9,422 rentable square feet on the third floor (the "Third Floor Premises") and 36,710 rentable square feet on the fourth (4th) floor (the "Fourth Floor Premises") of the building located at 25 Corporate Drive, Burlington, Massachusetts (the "Building"), all as more particularly described in the Existing Lease. The Third Floor Premises and the Fourth Floor Premises are referred to hereinafter as the "Original Premises." Landlord has succeeded to the interests of Initial Landlord. Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Existing Lease. The Existing Lease, as amended by this First Amendment, is hereinafter referred to as the "Lease."

B.Tenant has exercised its option under Section 20.2 of the Existing Lease to expand the Original Premises to include the Option B Expansion Premises (as defined in the Existing Lease), which consists of (i) the 13,956 rentable square feet on the third floor of the Building referred to as the Intrinsiq Space, (ii) the 7,838 rentable square feet on the third floor of the Building referred to as the Vacant Space and (iii) the 5,420 rentable square feet on the third floor of the Building referred to as the Additional Expansion Space, all as shown on Exhibit 20.1 (a) to the Existing Lease. After the addition of the Option B Expansion Premises, the Premises shall contain 73,346 rentable square feet.

C.Landlord and Tenant desire to enter into this First Amendment to (i) provide for the expansion of the Premises to include the Option B Expansion Premises, (ii) extend the term of the Lease, (iii) modify the rent and (iv) otherwise amend the Existing Lease, all in accordance with the terms and conditions set forth herein.

Agreement

NOW, THEREFORE, in consideration of the foregoing and mutual covenants contained herein, Landlord and Tenant hereby agree to modify and amend the Existing Lease as follows:

1)Expansion. (a) Landlord shall use commercially reasonable efforts to deliver the Option B Expansion Premises to Tenant broom clean, free and clear of tenants or other occupants, in a structurally sound condition and otherwise "as-is" (the "Delivery Condition") on September 1, 2018 (except for the Intrinsiq Space for which Landlord shall use commercially reasonable efforts to deliver such space to Tenant on October 1, 2018) (as applicable, the

"Estimated Expansion B Delivery Date"). The "Option B Expansion Premises Commencement Date" shall be the later of (i) October 1, 2018 and (ii) the date that the Option B Expansion Premises (or portion thereof) is delivered to Tenant in the Delivery Condition; provided that, in the event Tenant does not occupy any portion of the Option B Expansion Premises until all of the Option B Expansion Premises has been delivered to Tenant, then the Option B Expansion Premises Commencement Date shall be the later of (a) October 1, 2018 and (b) the date on which all of the Option B Expansion Premises has been delivered to Tenant. On the Option B Expansion Premises Commencement Date the "Premises" shall be deemed to be expanded to include such space, subject to the terms of this First Amendment. If Landlord fails to deliver any portion of the Option B Expansion Premises by the date that is ninety (90) days after the Estimated Expansion B Delivery Date for occupied space (Intrinsiq Space and Additional Expansion Space) and sixty (60) days after the Estimated Expansion B Delivery Date for unoccupied space (Vacant Space), in each case other than for Force Majeure, then Tenant shall receive a rent credit of one (1) day of Base Rent with respect to the applicable portion of the Option B Expansion Premises for each day during which Landlord so failed to deliver to Tenant the respective portion of the Option B Expansion Premises in the Delivery Condition beyond such sixty (60) or ninety (90) day period, as applicable. If Landlord fails to deliver the Intrinsiq Space and/or the Vacant Space by February 28, 2019 or the Additional Expansion Space by May 31, 2019, for any reason, including, but not limited to, the holding over of any prior tenant, then Tenant may, as its sole remedy, at any time after such respective dates and prior to Landlord's actual delivery of the respective portion(s) of the Option B Expansion Premises, cancel (a) the exercise of its option to lease the entire Option B Expansion Premises and (b) this First Amendment by giving to Landlord a written cancellation notice; provided, however, if Landlord delivers the respective portion(s) of the Option B Expansion Premises to Tenant on or before the date that is thirty (30) days after Landlord receives such cancellation notice, such cancellation notice shall be void and without further force or effect.

b)Effective as of the date hereof, (i) Tenant shall have no further option to expand the Premises pursuant to Sections 20.1 or 20.2 of the Existing Lease and (ii) Tenant's Extension Option (as defined in Article 17 of the Existing Lease) shall apply to the entire Premises including the Option B Expansion Premises.

c)Notwithstanding any provision of this First Amendment to the contrary, Tenant's rights and Landlord's obligations under this First Amendment are subject to there being no monetary or material non-monetary Event of Default of Tenant as of the Option B Expansion Premises Commencement Date, which Event of Default may be waived by Landlord in its sole discretion.

2)Tenant Improvements. Landlord shall not have any obligation to perform any leasehold improvements, alterations or any other work to make the Option B Expansion Premises ready for Tenant's use or occupancy, and Tenant shall accept the Option B Expansion Premises in its "as-is" condition as of the Option B Expansion Premises Commencement Date. All Alterations in the Option B Expansion Premises necessary for Tenant's occupancy ("Expansion Improvements") shall be constructed by Tenant, shall be consistent with first class office use and performed in accordance with the terms and provisions of the Lease including, without limitation, Section 8.3 of the Existing Lease. All Expansion Improvements shall be performed at Tenant's sole cost and expense, subject to the Expansion Improvement Allowance (as defined below).

Landlord shall provide Tenant with an allowance (the "Expansion Improvement Allowance") for the Expansion Improvements in an amount not to exceed the $1,142,988.00 (being the product of (x) $8.40 times (y) the rentable square footage of the Option B Expansion Premises as set forth above times (z) five). Any amounts to design and construct the Expansion Improvements in excess of the Expansion Improvement Allowance shall be paid by Tenant. Landlord shall receive a one percent (1%) percent construction oversight fee, payable out of the Expansion Improvement Allowance, in connection with the Expansion Improvements, which fee shall be calculated based only on the so-called "hard costs" of construction for the Expansion Improvements. The Expansion Improvement Allowance shall be advanced by Landlord on the terms and conditions set forth in Section 4 of the Work Letter attached to the Existing Lease, and any amounts not requisitioned by the first anniversary of the date upon which Rent payments commence with respect to the applicable Option B Expansion Premises Commencement Date shall be retained by Landlord with no further obligation to advance the same.

3)Extension. The Initial Term is hereby extended through and including the date that is the later of (a) May 31, 2024 and (b) the date that is sixty (60) full calendar months after the Option B Expansion Premises Commencement Date (or the last Option B Expansion Commencement Date to occur, if portions of the Option B Expansion Premises are delivered and occupied at different times) (the "Expiration Date").

4)Base Rent. Notwithstanding any provision of the Existing Lease to the contrary and commencing as of the earlier of (i) one hundred fifty (150) days after the applicable Option B Expansion Premises Commencement Date and (ii) the date that Tenant occupies the Option B Expansion Premises (or portion thereof) for the conduct of Tenant's business (the earlier of such dates, the "Option B Expansion Premises Rent Commencement Date"), Tenant shall pay to Landlord the Base Rent for the Option B Expansion Premises as follows:

a)

the Base Rent per rentable square foot payable by Tenant with respect to the Option B Expansion Premises shall be equal to the Base Rent per rentable square foot applicable to the Original Premises initially leased under the Existing Lease as provided in Section 4.1 of the Existing Lease through May 31, 2022; and

b)

Commencing on June 1, 2022 and continuing through the Expiration Date (as defined in Section 3 of this First Amendment), Base Rent for the entire Premises, including the Original Premises and the Option B Expansion Premises, shall increase annually on each June 1st in the amount of $0.75 per square foot of rentable area.

When the Option B Expansion Premises Commencement Date and the Option B Expansion Premises Rent Commencement Date have been determined, Landlord and Tenant shall enter into a Commencement Date Agreement, which shall set forth the Option B Expansion Premises Commencement Date, the Option B Expansion Premises Rent Commencement Date, the Base Rent payable by Tenant and any other items reasonably requested by Landlord.

5)Additional Rent. Tenant shall continue to pay Additional Rent accruing with respect to the entire Premises in the manner and at the times set forth in the Existing Lease, provided the Tenant's Share shall be increased from 39.13% to 62.22% commencing on the Option B Expansion Premises Commencement Date. For avoidance of doubt, Tenant shall continue to pay the Electric Expense at all times during the Initial Term as extended.

6)Notices. Notwithstanding any provision of the Existing Lease to the contrary, Landlord's Notice Address shall be as follows:

25 Corporate Drive LLC

c/o Spear Street Capital

One Market Plaza, Suite 4125

San Francisco, CA 94105

Attn: Rajiv S. Patel

with a copy to:

25 Corporate Drive LLC c/o Spear Street Capital

450 Lexington Avenue, 39th Floor New York, NY 10017

Attn: Asset Manager

7)Miscellaneous

a)

Brokerage. Landlord and Tenant each represent and warrant to the other that they have not dealt with any broker in connection with this First Amendment other than Newmark Real Estate of Massachusetts LLC (d/b/a Newmark Knight Frank) and Cushman & Wakefield of Massachusetts (the "Brokers"). Each party covenants to pay, hold harmless, and indemnify the other from and against any and all costs, expense, or liability for any compensation, commissions, or charges claimed by any broker or agent with respect to this First Amendment or the negotiation thereof arising from its breach of the foregoing warranty, other than the Brokers who shall be paid by Landlord pursuant to separate agreements.

b)	Ratification. Except as expressly modified by this First Amendment, the Existing Lease is hereby confirmed and shall remain in full force and effect.

c)

Suite 220. Tenant acknowledges that in connection with Tenant's lease of the Option B Expansion Premises pursuant to this First Amendment, Landlord will relocate the current tenant of the Additional Expansion Space to Suite 220 in the Building. Tenant hereby agrees that notwithstanding any provision of the Lease to the contrary, Landlord shall have no obligation pursuant to Article 19 of the Existing Lease to offer to lease Suite 220 to Tenant before or in connection with such relocation to Suite 220.

[Remainder of Page Left Blank Intentionally; Signatures on Following Page]

IN WITNESS WHEREOF, Landlord and Tenant have entered into this First Amendment as of the date first set forth above.

LANDLORD:
25 CORPORATE Drive, LLC,
a Delaware limited liability company
By:	/s/ Rajiv S. Patel
Name:	Rajiv S. Patel
Title:	President

TENANT:

EVERBRIDGE, INC.,
a Delaware corporation
By:	/s/ Jeff Lortz
Name:	Jeff Lortz
Title:	CIO and VP of Corporate Planning
and Services Operations